CONSENT OF QUALIFIED PERSON

In connection with the Company's Current Report on Form 10-K dated March 20, 2025 and any amendments or supplements and/or exhibits thereto (the "Form 10-K"), the undersigned consents to:

• the filing and use of the technical report summary titled "S-K 1300 Initial Assessment and Technical Report Summary - Richmond Hill Gold Project, South Dakota, U.S.A." (the "TRS") dated Feb 3, 2025 as an exhibit and referenced in the Form 10-K;

• the incorporation by reference of the TRS in the Registration Statements on Form S-3 (File Nos. 333- 263883 and 333-266155) and Form S-8 (File Nos. 333-265399 and 333-267210) (collectively, the "Registration Statements");

• the use of and references to the undersigned's name, including the undersigned's status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the TRS, the Form 10-K and the Registration Statements; and

• Any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, Sections of the TRS: Section 1 except 1.5, 2-8, 9.1, 11-21, 22 except 22.2, 23 except 23.2 and 23.6, 24-26

Dated March 20, 2025

For Independent Mining Consultants, Inc.

/s/ Michael G. Hester